Exhibit 2.1

SHARE ALLOCATION AND TENDER OFFER AGREEMENT

among:

EBAY INC.,

a Delaware corporation;

EBAY KTA (UK) LTD.,

a company organized under the laws of the United Kingdom;

and

GMARKET INC.,

a company organized under the laws of the Republic of Korea

Dated as of April 16, 2009

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

TABLE OF CONTENTS

(CONTINUED)

iii.

CONFIDENTIAL

EXECUTION VERSION

SHARE ALLOCATION AND TENDER OFFER AGREEMENT

THIS SHARE ALLOCATION AND TENDER OFFER AGREEMENT is made and entered into as of April 16, 2009, by and among EBAY INC., a Delaware corporation (“Parent”), EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”), and GMARKET INC., a company organized under the laws of the Republic of Korea (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective shareholders for Parent (or a subsidiary of Parent) to acquire Company Securities upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of Company Securities by Parent or a subsidiary of Parent, it is proposed: (i) that the Company allocate, issue and sell New Shares (as defined in Section 1.1(a)) to Acquisition Sub upon the terms and subject to the conditions set forth in this Agreement (the “Share Allocation”); and (ii) that Acquisition Sub make a cash tender offer (such cash tender offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding Company Securities (other than any Company Securities owned by Acquisition Sub or any of its affiliates), in each case (and without duplication for Company Shares underlying Company ADSs) at a price of US $24.00 per Company Security (such dollar amount, as it may be adjusted in accordance with Sections 1.2(c) or 1.2(g), being referred to in this Agreement as the “Offer Price”), without interest and subject to any required withholding or other Taxes, upon the terms and subject to the conditions set forth in this Agreement.

C. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement: (i) certain holders of Company Securities are executing and delivering Agreements to Tender in favor of Parent and Acquisition Sub (the “Agreements to Tender”); (ii) the Company is entering into a Share Purchase Agreement (the “Ian Share Purchase Agreement”) with Acquisition Sub, pursuant to which the Company has agreed to purchase from Acquisition Sub and Acquisition Sub has agreed to sell to the Company all of the shares of Internet Auction Co., Ltd (“Ian”) held by Acquisition Sub on the terms and subject to the conditions set forth therein; (iv) certain shareholders of the Company are entering into Key Shareholder Agreements in favor of Parent and Acquisition Sub; and (v) certain key employees of the Company are entering into Noncompetition and Non-Solicitation Agreements in favor of Parent and Acquisition Sub.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. ALLOCATION OF SHARES; TENDER OFFER

1.1 Allocation of Shares.

(a) Number of Shares. Subject to the terms and conditions of this Agreement, the Company hereby agrees to allocate, issue and sell to Acquisition Sub, and Acquisition Sub agrees to purchase from the Company, 23,131,071 Company Shares (the “New Shares”) for a subscription price per New Share equal to the Offer Price.

(b) Closing, Delivery and Payment. If (and only if) Acquisition Sub accepts any Company Securities for payment pursuant to the Offer, the closing of the allocation, sale and purchase of the New Shares under this Section 1.1 shall take place within five business days following the time that Acquisition Sub first accepts Company Securities for payment pursuant to the Offer (the “Acceptance Time”), at the offices of Kim & Chang, 223 Naeja-dong, Jongno-gu, Seoul, Korea or at such other time or place as the Company and Parent may mutually agree. At such closing, subject to the terms and conditions of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, deposit the purchase price for the New Shares in the sundry account at the Hongkong and Shanghai Banking Corporation Limited, Seoul Branch, and such deposit shall be earmarked as the purchase price for New Shares. As promptly as practicable after such closing, the Company shall cause: (i) the capital increase of the Company to be registered with the Commercial Registration Office of the Seoul Central District Court; (ii) to be delivered to Acquisition Sub a certificate (in the name of Acquisition Sub) representing the number of New Shares purchased (the “Certificate”) at the closing under this Section 1.1; and (iii) promptly after the issuance of the Certificate, the Certificate to be deposited into the Korea Securities Depository for a period of one year, or such other period as may be required by applicable Legal Requirements. Parent, Acquisition Sub and the Company shall use commercially reasonable efforts to cause the New Shares to be issued, and the aggregate purchase price for the New Shares to be deposited into the Company’s bank account, as promptly as practicable after such closing.

1.2 The Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement; provided, however, that Acquisition Sub shall not be required to commence the Offer on a particular date following the date of this Agreement if any of the conditions set forth in clauses “(a),” “(b),” “(c),” “(f)” and “(g)” of Annex I shall not be satisfied as of such date (treating references to the “Acceptance Time” in clauses “(a)” through “(c)” of Annex I as references to such date). Without limiting the preceding sentence, if the Company: (i) shall have reasonably cooperated with Parent in connection with the Offer and the preparation of the Offer Documents (as defined in Section 1.2(e)), including by promptly providing any comments to Parent from the advisers to the Company and the advisers to the Special Committee; and (ii) shall be prepared to file with the SEC, and to disseminate to holders of Company Securities, the Schedule 14D-9 (as defined in Section 1.3(b)) on the date Parent files the Offer Documents with the SEC, then Parent shall cause Acquisition Sub to, and Acquisition Sub shall, commence the Offer within 10 business days after the date of this Agreement. (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”) The Offer will be a single offer made concurrently in the United States and the Republic of Korea.

(b) The obligation of Acquisition Sub to accept for payment (and the obligation of Parent to cause Acquisition Sub to accept for payment) Company Securities validly tendered (and not withdrawn) pursuant to the Offer shall be subject to: (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) both: (A) a number of Company Shares (including Company Shares underlying Company ADSs) that, together with any Company Shares (including Company Shares underlying Company ADSs) owned by Parent or Acquisition Sub immediately prior to the Acceptance Time and the New Shares to be issued pursuant to Section 1.1, represents more than 50% of the Outstanding Share Number (as defined below); and (B) at the election of Parent, all of the Company Securities owned, of record or beneficially, by each Person identified on Schedule 1.2(b) who executed an Agreement to Tender as of the date (and as set forth on the signature page) of such Agreement to Tender (regardless of whether or not such Agreement to Tender is in effect); and (ii) the other conditions set forth in Annex I. (The Minimum Condition and the other conditions set forth in Annex I being referred to collectively as the “Offer Conditions.”) For purposes of this Agreement, the “Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of capital stock of the Company (including Company Shares underlying Company ADSs) issued and outstanding immediately prior to the Acceptance Time; plus (B) at the election of Parent, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all options, warrants and other rights to acquire shares of capital stock of the Company that are outstanding immediately prior to the Acceptance Time.

(c) Acquisition Sub expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (with “Offer Price” thereafter being defined to include any such increase); and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, no change may be made to the Offer that: (A) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer; (B) decreases the Offer Price or the number of Company Securities sought to be purchased by Acquisition Sub in the Offer; (C) imposes conditions to the Offer in addition to the Offer Conditions; (D) waives the Minimum Condition; (E) except as provided in Section 1.2(d), extends the expiration date of the Offer beyond the date that is 20 business days following the Offer Commencement Date; or (F) is adverse in any material respect to the holders of Company Securities generally. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to: (1) accept for payment all Company Securities validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements; and (2) deliver the Offer Price, subject to reduction for any applicable withholding or other Taxes required to be deducted or withheld under applicable Legal Requirements, in payment for each Company Security accepted for payment pursuant to the Offer. Provided that the Acceptance Time shall have occurred, Parent shall instruct the payment agent for the Offer to pay for Company Securities validly tendered pursuant to the Offer and not withdrawn no later than three business days after the payment agent has received all of the documents reasonably required by the payment agent in connection with such Company Securities from the holder of such Company Securities.

(d) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 6.1: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived as permitted by this Agreement, then Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), elect to (and, if requested by the Company prior to the Acceptance Time, Acquisition Sub shall) extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied; (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule or regulation of the SEC or The Nasdaq Stock Market applicable to the Offer; and (iii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), elect to (and, if requested by the Company, shall) provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act; provided, however, that notwithstanding the foregoing, in no event shall Acquisition Sub be required to extend the Offer or provide for a subsequent offering period (or any extensions thereof) beyond the End Date (as defined in Section 6.1(b)); and provided further, that the foregoing shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or Acquisition Sub to terminate this Agreement pursuant to the terms of Section 6.

(e) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference: (A) Acquisition Sub’s offer to purchase Company Securities pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal and summary advertisement, if any; and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Company Securities as and to the extent required under applicable law. Parent and Acquisition Sub shall use reasonable efforts to cause such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements. The Offer Documents may include a description of the Company Board Recommendation. The Company and its counsel and the Special Committee and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC (and Parent shall take into account and reflect in the Offer Documents (including in any amendment or supplement thereto) the reasonable comments of the Company, the Special Committee and their respective counsel). Parent and Acquisition Sub shall promptly provide the Company and its counsel and counsel to the Special Committee with a copy or a description of any comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent, Acquisition Sub and the Company: (1) shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer; and (2) to the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, shall use reasonable efforts to correct promptly any information provided by it for use in the Offer Documents to the extent such information shall have become false or misleading in any material respect and to take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Securities. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the holders of Company Securities that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(e).

(f) As promptly as practicable following the date of this Agreement, but prior to the Offer Commencement Date, Parent and Acquisition Sub shall appoint a securities firm in Korea to act as a common share depositary for the Offer (the “Common Share Depositary”). On the Offer Commencement Date, Parent and Acquisition Sub shall publish or cause to be published a summary of the Offer in at least two Korean-language daily newspapers distributed nationally in Korea. Following the Offer Commencement Date, Parent and Acquisition Sub shall cause the Korean translations of the Tender Offer Statement on Schedule TO, the Offer to Purchase and the forms of the related letter of transmittal, letter to brokers and letter to clients to be disseminated to the holders of the Company Shares who are located in Korea (based on the list of such holders provided by the Company in accordance with Section 1.3(c)) and to be made available for public inspection at the head office, branches and other business offices of the Common Share Depositary.

(g) If, between the date of this Agreement and the Acceptance Time, the outstanding Company Securities are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price and the number of New Shares to be allocated, issued and sold pursuant to Section 1.1(a) shall be appropriately adjusted.

(h) Notwithstanding anything to the contrary contained in this Agreement, each of Parent and Acquisition Sub shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any security holder or former security holder of the Company (including any holder or former holder of Company ADSs) such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.3 Company Actions.

(a) The Company agrees to publish in the Chosun Ilbo and the Maeil Business Newspaper, on a date (or dates) mutually agreed upon by the Company and Parent promptly after the Offer Commencement Date, a summary of the Special Committee Recommendation and a summary of the Company Board Recommendation. Parent and its counsel shall be given reasonable opportunity to review and comment on such summaries prior to the publishing thereof (and the Company shall take into account and reflect in such summaries the reasonable comments of Parent and its counsel). The Company agrees to the inclusion of the Special Committee Recommendation and the Company Board Recommendation in the Offer Documents and agrees that, except as set forth in Section 4.3(d) neither the Special Committee Recommendation nor the Company Board Recommendation shall be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and, except as set forth in Section 4.3(d), no resolution of the Company Board, the Special Committee or any other committee of the Company Board to withdraw or modify the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed.

(b) As promptly as practicable following the filing of the Offer Documents, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of Company Securities a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that shall include: (i) the Special Committee Recommendation; (ii) the Company Board Recommendation; and (iii) the determinations by the Special Committee and the Company Board described on Schedule 1.3(b). The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC (and the Company shall take into account and reflect in the Schedule 14D-9 (including in any amendment or supplement thereto) the reasonable comments of Parent and its counsel). The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall respond promptly to any such comments. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Legal Requirements: (i) each of Parent, Acquisition Sub and the Company shall use reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall have become false or misleading in any material respect; and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Securities.

(c) The Company shall promptly provide to Parent: (i) a list of the holders of Company Securities as maintained by the Company’s transfer agent and ADS depositary, as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Securities, lists of any non-objecting beneficial owners of Company Securities and lists of securities positions of Company Securities held in stock depositories, and shall provide lists of all holders of vested Company Options who have completed the payment of the exercise price of any such

Company Options at least three business days prior to the Acceptance Time, in each case as of the most recent practicable date; and (ii) such additional information (including updated lists of holders, mailing labels, listings and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Except as may be required by applicable Legal Requirements or legal process, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Current Confidentiality Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure (without reference to any underlying document referred to therein) that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Due Organization; Qualification to do Business; No Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the Republic of Korea and has all corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) The Company has no Subsidiaries, and the Company does not own any shares of capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, and the Company is not bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

2.2 Charter Documents. The Company has made available to Parent accurate and complete copies of the Articles of Incorporation and the other organizational documents of the Company, including all amendments thereto. The Company has, in each case to the extent applicable, made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or other published policy adopted by the Company or by the Company Board or any committee of the Company Board.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Company Shares, of which 50,423,122 shares have been issued and were outstanding as of the date of this Agreement. Each Company ADS represents one Company Share and as of the date of this Agreement, 27,324,193 Company ADSs have been issued and are outstanding. As of the date of this Agreement, 2,081,002 Company Shares were subject to issuance pursuant to Company Options granted and outstanding.

(b) All of the outstanding Company Securities have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not hold any Company Securities or any rights to acquire Company Securities. Except as set forth in the Shareholders Agreement and in the applicable provisions of the KCC: (i) none of the outstanding Company Securities is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Securities is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Securities. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Securities or other securities.

(c) None of the outstanding Company Options were granted pursuant to a stock option plan or assumed by the Company. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, in each case that was outstanding as of the date of this Agreement: (i) the number of Company Shares subject to such Company Option; (ii) the exercise price of such Company Option; (iii) the date on which such Company Option was granted; (iv) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (v) the date on which such Company Option expires; and (vi) whether the vesting of such Company Option would be accelerated, in whole or in part, as a result of the Offer, the Share Allocation or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has made available to Parent accurate and complete copies of the forms of all stock option agreements evidencing Company Options. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and: (i) the stock option agreement governing such grant was duly executed and delivered by the Company and, to the Knowledge of the Company, was duly executed and delivered by each other party thereto; (ii) each such grant was made in accordance with the terms of the agreement governing such option grant and all applicable Legal Requirements, including the applicable rules of the Nasdaq Global Select Market and its predecessor; (iii) the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock (in accordance with US GAAP) on the applicable Grant Date; and (iv) each such grant was properly accounted for in accordance with US GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Legal Requirements.

(d) Except as set forth in Section 2.3(c) or in Part 2.3(c) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share capital or any other securities.

2.4 SEC Filings; Financial Statements.

(a) The Company is, and has at all times since the initial public offering of the Company ADSs been, a “foreign private issuer” as defined in Rule 3b-4(c) under the Exchange Act. All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. As of the time it was filed with or furnished to the SEC: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Acceptance Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each Company Certification is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC. The Company is not subject to any securities regulation or reporting regime in any jurisdiction, other than in Korea and the United States. No securities of the Company are listed on any exchange or traded on any organized market other than the Nasdaq Global Select Market.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has Made Available to Parent accurate and complete copies of all material documents reflecting such disclosure controls and procedures.

(c) The Company is in compliance in all material respects with: (i) the applicable rules and regulations of The Nasdaq Stock Market; and (ii) the applicable listing requirements of The Nasdaq Global Select Market, and has not received any notice asserting any non-compliance with the rules and regulations of The Nasdaq Stock Market or the listing requirements of The Nasdaq Global Select Market.

(d) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Company are required by US GAAP to be included in the financial statements of the Company.

(e) The Company has made available to Parent the audited balance sheet of the Company as of December 31, 2008 (the “Company Balance Sheet”) and the related audited statement of income, statement of changes in shareholders’ equity and statement of cash flows for the year ended December 31, 2008 (the “Company Balance Sheet Date”), together with the notes thereto. The financial statements referred to in this Section 2.4(e): (A) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (B) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(f) To the Knowledge of the Company, the Company’s auditor has at all times since it was engaged as the Company’s audit firm been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) with respect to services performed for the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(g) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, without limiting the generality of the foregoing, there are no “significant deficiencies” or “material weaknesses” in the design or operation of the Company’s internal controls over financial reporting that would reasonably be expected to adversely affect the ability of the Company to record, process, summarize and report financial information that have not been rectified. The Company has Made Available to Parent accurate and complete copies of all documents reflecting such internal accounting controls.

(h) The Company has not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

(i) Except as set forth in Part 2.4(i) of the Disclosure Schedule, since January 1, 2006, no Legal Proceeding alleging or involving any credit card fraud or sale of counterfeit merchandise has been commenced or, to the Knowledge of the Company, threatened, against or involving the Company or any assets of the Company (other than complaints made in the ordinary course of business that in the aggregate are not material). Except as set forth in Part 2.4(i) of the Disclosure Schedule, to the Knowledge of the Company, since January 1, 2006, no Legal Proceeding alleging or involving any credit card fraud or sale of counterfeit merchandise has been commenced or threatened against or involving any Company Associate who was an employee, consultant or independent contractor of the Company at the time of such commencement or threat.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since the Company Balance Sheet Date:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities;

(d) the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any Contract evidencing any outstanding Company Option; or (ii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(e) there has been no amendment to the Articles of Incorporation of the Company, and, other than the Contemplated Transactions, the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(f) the Company has not: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other employees at the level of Director or above;

(g) through the date of this Agreement, the Company has not waived any “standstill” provision;

(h) the Company has not changed any of its methods of accounting or accounting practices in any material respect, other than as disclosed in the footnotes to the financial statements included in the annual report of the Company on Form 20-F filed with the SEC on March 16, 2009;

(i) the Company has not made any material Tax election or asked for or received any ruling in respect of any Tax, or entered into any Contract with any Governmental Body with respect to any Tax;

(j) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business; and

(k) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(j)” above.

2.6 Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including all assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Balance Sheet). To the Knowledge of the Company, all of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) any lien for current taxes not yet due and payable; (b) liens for which an adequate reserve for payment has been established on the Company Balance Sheet; (c) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (d) liens described in Part 2.6 of the Company Disclosure Schedule. The Company is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by it, including all material assets reflected as leased on the Company Balance Sheet (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.8).

2.7 Equipment; Real Property Leases.

(a) All servers, other material hardware relating to any Company Service and other material items of equipment and other tangible assets owned by or leased to the Company are adequate in all material respects for the uses to which they are being put, are in good working condition and repair (ordinary wear and tear excepted) and, with due regard to the age thereof, taken as a whole are adequate in all material respects for the conduct of the business of the Company in the manner in which such business is currently being conducted. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases or subleases identified in Part 2.7(a) of the Company Disclosure Schedule (the “Company Real Property”).

(b) Except as set forth in the leases or subleases identified in Part 2.7(a) of the Company Disclosure Schedule, there is no Person in possession of any real property that is leased to the Company other than the Company. To the Knowledge of the Company: (i) all Company Real Property and any other property that is or was leased to or used by the Company is free of any material amount of any Materials of Environmental Concern or material environmental contamination; and (ii) none of the Company Real Property or any other property that is or was used or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies: (i) each domain name or item of Registered IP that is owned by or registered or filed in the name of the Company (whether exclusively, jointly with another Person or otherwise) and that is material to the provision of any Company Service by the Company (“Company Domain Name” or “Company Registered IP,” respectively); (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed; and (iii) any other Person that has an ownership interest in, lien on or exclusive license to such Company Domain Name or item of Company Registered IP, and the nature of such ownership interest, lien or exclusive interest.

(b) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.8(b) of the Company Disclosure Schedule or pursuant to license agreements for third-party software that is generally available to the public for less than KRW 120,000,000) free and clear of any Encumbrances (other than: (i) non-exclusive licenses granted by the Company in connection with the provision of Company Services in the ordinary course of business; and (ii) as would not, and would not reasonably be expected to, materially interfere with the use of such Company IP in providing any Company Services). No Person who has licensed Intellectual Property Rights or Intellectual Property to the Company has ownership rights or license rights to modifications, improvements or derivative works of such Intellectual Property or Intellectual Property Rights to the extent made by or on behalf of the Company. Without limiting the generality of the foregoing:

(i) The Company has a policy of securing from each Company Associate who is or was involved in the creation or development of any Company IP, Company Service or Company Service Software a written agreement with Company that is the same, other than the name of the Company Associate, the signature date, the effective date, and non-material changes (which do not include any changes affecting Intellectual Property or Intellectual Property Rights), as the applicable forms attached to Part 2.8(b)(i) of the Disclosure Schedule;

(ii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iii) the Company has taken the following steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company IP held by the Company as a trade secret: (A) obtaining a non-disclosure agreement prior to disclosing any trade secrets of the Company to a third party, which includes prohibitions on unauthorized copying, unauthorized use, unauthorized sale and unauthorized transfer; and (C) establishing a program of identifying trade secret information for protection; (D) training all Company employees in the protection of trade secrets; and

(iv) the Company owns or otherwise has, and immediately after the Acceptance Time will have, all Intellectual Property and Intellectual Property Rights that are material to the provision of any Company Service by the Company as currently provided.

(c) All Company Registered IP is subsisting, and to the Knowledge of Company is valid and enforceable (it being understood that this sentence applies to pending patent applications only to the extent such applications become issued patents). Without limiting the generality of the foregoing: (i) all filings, payments and other actions required to be made or taken by the Company to maintain each item of Company Registered IP in full force and effect have been properly made and taken, except where the Company has reasonably decided to cease prosecution or maintenance or to otherwise abandon such Company Registered IP; (ii) no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been or could reasonably be expected to be contested or challenged; and (iii) the Company has established and follows a program, as described in Part 2.8(c)(iii) of the Company Disclosure Schedule, for identifying and taking appropriate action with respect to infringers of the trademarks and trade names used in connection with Company Services and Company Service Software.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP, except, in each case, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(e) The Company is not bound by, and no Company IP that is owned by, purported to be owned by, or exclusively licensed to, the Company is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of the Company to use, exploit, assert or enforce any such Company IP anywhere in the world (other than those limitations or restrictions that are, or are equivalent to, a nonexclusive license), or requires the Company to allocate to a third party any damages or other amounts arising from the enforcement or licensing of such Company IP. The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP.

(f) Part 2.8(f) of the Company Disclosure Schedule contains a complete and accurate list and summary of all unpaid royalties, fees, commissions, incentive payments and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use of any Company IP.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company IP that is owned by, purported to be owned by, or exclusively licensed to, the Company. Part 2.8(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent a complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company since January 1, 2006 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) The Company has not, and none of the Company Service Software has ever, as a result of its use in connection with a Company Service, infringed (directly, vicariously, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(i) No claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Right is or, since January 1, 2006, has been pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), and, since January 1, 2006, the Company has not received any written requests or notices from any third party alleging that the Company is obligated to indemnify, defend or hold them harmless with respect to any such claim or Legal Proceeding.

(j) Since January 1, 2006, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, violation of or offer to license any Intellectual Property Right of another Person by the Company, the Company Services or the Company Service Software, and, to Knowledge of the Company, the Company has not received any non-written notice or other non-written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company, the Company Services or the Company Service Software.

(k) To the Knowledge of the Company, none of the Company Service Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects (or has materially and adversely affected, and such bug, defect, or error has not been corrected) the use, functionality or performance of such Company Service Software or any Company Service using, containing or including such Company Service Software.

(l) No source code for any Company Service Software that is owned, purported to be owned, or exclusively licensed, is currently held by or has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of the Company. The representation in the prior sentence is made to the Knowledge of the Company with respect to any Company Service Software that is exclusively licensed to the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Service or Company Service Software to any escrow agent or other Person who is not an employee of the Company; nor has any event occurred or could reasonably be expected to occur that would result in the delivery, license or disclosure of any such source code for any Company Service or Company Service Software to any other Person who is not an employee of the Company.

(m) Part 2.8(m) of the Company Disclosure Schedule identifies and describes: (i) each item of Open Source Code (as defined below) that is contained in, or distributed with or used in the development of the Company Service Software or from which any part of any Company Service Software is derived; (ii) the applicable license for each such item of Open Source Code; (iii) the Company Software to which each such item of Open Source Code relates, and (iv) whether the Open Source Code is modified, distributed or used by the Company. For purposes of this Agreement, “Open Source Code” shall mean any software code that is distributed publicly in source code form under terms that are: (A) identified as an “Open Source License” by the Open Source Initiative at http://opensource.org/licenses; or (B) materially similar to the foregoing. Except as expressly stated in Part 2.8(m) of the Company Disclosure Schedule, no Company Service Software contains, is derived from, or is with, or is being or was developed using Open Source Code that is licensed under any terms that (1) impose or could impose a requirement or condition that any Company Service Software or part thereof: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making modifications or derivative works; or (z) be redistributable at no charge; or (2) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to distribute any Company Service Software.

(n) Part 2.8(n) of the Company Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2006 and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy or Personal Data. The execution, delivery or performance of this Agreement will not result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

(o) Part 2.8(o) of the Company Disclosure Schedule identifies and describes (i) each distinct electronic or other database containing (in whole or in part) Personal Data included in any database that is maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in the databases (collectively), the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database; and (ii) any third party to which the Company provides data, including Personal Data.

(p) The Company has implemented the security policy described in Part 2.8(p) of the Company Disclosure Schedule, with respect to Personal Data, which policy complies in all material respects with the Korean Act on Promotion of Information and Communications Network Utilization and Information Protection, and the enforcement decree thereof, the Korea Communications Commission Guideline on Protection of Personal Information and Guideline on Standards for Technical and

Managerial Protective Measures of Personal Information. To the Knowledge of the Company, since January 1, 2006, no breach or violation of any security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Significant Contract (as defined below) as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:

(i) any Contract: (A) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment (other than severance payments required to be made under applicable law) to any Company Associate or any spouse, heir or Representative of any Company Associate (it being understood that no disclosure is required under this clause “(A)” if the sum of all such severance, termination or similar payments pursuant to all Company Contracts does not exceed KRW 100,000,000 in the aggregate); (B) pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, profit sharing or commissions paid in the ordinary course of business) in excess of KRW 100,000,000 to any Company Associate; or (C) pursuant to which the Company is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in the Company;

(ii) any Contract identified or required to be identified in Part 2.8 of the Company Disclosure Schedule, and any Contract (including outsourcing agreements) pursuant to which any Person has developed or created any Intellectual Property for or on behalf of the Company that is used in and is material to any Company Service Software or any Company Service (it being understood that proprietary information agreements and similar agreements with: (A) employees of the Company; or (B) consultants or independent contractors of the Company that are natural persons, need not be disclosed);

(iii) any Contract (other than Company Employment Agreements) relating to the provision of services to or on behalf of the Company, which services are material to any Company Service (including the hosting of any website of the Company or of any databases or other back-end systems supporting such website);

(iv) any Contract: (A) creating or relating to any partnership or joint venture (other than Contracts entered into in the ordinary course of business and requiring the Company to share any revenues with any other Person provided that the payments to such other Person do not exceed KRW 1,000,000,000 in any fiscal year); or (B) requiring the Company to share any revenues with any other Person that provided or provides for payments to such Person in excess of KRW 1,000,000,000 in any fiscal year;

(v) any Contract with any Person (other than Contracts with merchants or other service providers entered into in the ordinary course of business) pursuant to which the Company licenses or is otherwise entitled to use any images, descriptions or trademarks of any products that are used in connection with the Company Services;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vii) any Contract imposing any restriction (other than an immaterial restriction of a nature customary for a business similar to the business of the Company) on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person;

(viii) any Contract incorporating or relating to any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business and consistent with past practices;

(ix) any Contract relating to any currency hedging or derivatives (other than Company Options);

(x) any Contract requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xi) any Contract relating to the lease or sublease by the Company of any real property;

(xii) any Contract with any: (A) search engine (or any affiliate thereof); (B) portal (or any affiliate thereof); or (C) other Person that provided more than 5% of the visitors to any website of the Company during the year ended December 31, 2008;

(xiii) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of KRW 1,000,000,000 in the fiscal year ended December 31, 2008; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of KRW 1,000,000,000 in the fiscal year ending December 31, 2009; (C) involved the performance of services having a value in excess of KRW 1,000,000,000 in the fiscal year ended December 31, 2008; or (D) requires by its terms the performance of services having a value in excess of KRW 1,000,000,000 in the fiscal year ending December 31, 2009;

(xiv) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(xv) any Contract relating to the Specified Proceedings (as defined in Section 2.17(a));

(xvi) any Contract (other than the Ian Share Purchase Agreement) relating to the acquisition of a substantial portion of the assets of, or a substantial equity interest or other interests in, any other Entity or any business conducted by any other Entity; and

(xvii) any other Contract, the termination of which would have or would reasonably be expected to have a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.

(b) Each Company Contract that constitutes a Significant Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against the other parties thereto, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except, in the case of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule: (i) the Company has not violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Significant Contract; and (iv) since January 1, 2006, the Company has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Significant Contract, except, in the case of clauses “(i)” through “(iv)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.10 Liabilities. The Company does not have, and, to the Knowledge of the Company, the Company is not responsible for performing or discharging, any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or reserved against, in the Company Balance Sheet or in the notes thereto; (b) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Company in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.10 of the Company Disclosure Schedule.

2.11 Compliance with Legal Requirements.

(a) The Company is, and has at all times since January 1, 2006 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, securities law matters, Taxes, credit card fraud and the sale of counterfeit merchandise, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, since January 1, 2006, the Company has not received any notice or other communication from any Governmental Body or any written notice from any other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement, other than notices that are received in the ordinary course in connection with the Company’s service via email or the Company’s Gmap tool from Persons that are not Governmental Bodies.

(c) Without limiting the generality of the foregoing, the Company has not, and (to the Knowledge of the Company) each Representative of the Company has not, with respect to any matter relating to the Company: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment (in any form or of any kind, including in cash or services) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment (in any form or of any kind, including in cash or services).

2.12 Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. The Company is, and at all times since January 1, 2006 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since January 1, 2006, the Company has not received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation in any material respect of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.13 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Acceptance Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due, and all other Taxes that are due, on or before the Acceptance Date have been or will be paid on or before the Acceptance Date (except for those Taxes being contested in good faith by the Company, which either: (A) are reserved against on the Company Balance Sheet; or (B) are immaterial in amount).

(b) The Company Balance Sheet accurately reflects all liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with US GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company. The Company will establish, prior to the Acceptance Time, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Company Balance Sheet Date through the Acceptance Date.

(c) The Company is not, and no Company Return is, currently subject to (or since January 1, 2006 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of Taxes in an amount greater than KRW 100,000,000, or, when added to all such other claims or Legal Proceedings, greater than KRW 500,000,000. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to Taxes in an amount greater than KRW 100,000,000 or, when added to all such other unsatisfied liabilities, greater than KRW 100,000,000 (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens or other Encumbrances upon any of the assets of the Company for Taxes in an amount greater than KRW 100,000,000 or, when added to all such other liens or Encumbrances, greater than KRW 500,000,000, except liens for current Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Company Balance Sheet.

(e) No written notice has ever been delivered by any Governmental Body to the Company in a jurisdiction where the Company does not file a Tax Return that claims that the Company is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay Taxes in an amount greater than KRW 100,000,000.

(f) There are no Contracts relating to allocating or sharing of Taxes to which the Company is a party. The Company is not: (i) liable for Taxes of any other Person pursuant to any Contract or any Legal Requirement; (ii) currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (iii) a party to any Contract providing for payments by the Company with respect to any amount of Taxes of any other Person.

(g) The Company has maintained necessary records to enable it to comply in all material respects with its obligations under any applicable Legal Requirement relating to Taxes to: (i) prepare and submit any material information, notices, computations, returns and payments; and (ii) prepare any accounts. The Company has made available to Parent accurate and complete copies of all income Tax Returns of the Company for all Tax years that remain open or are otherwise subject to audit (or the reopening of an audit), and all other Tax Returns of the Company filed since December 31, 2003.

(h) The Company has withheld in all material respects from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, shareholders or other third parties all Taxes and other deductions required to be withheld, and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

2.14 Employee and Labor Matters; Benefit Plans.

(a) As of the date of this Agreement, the Company is not a party to, and does not have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization (including a labor union) or works council representing any of its employees and there are no labor organizations (including labor unions) or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or, to the Knowledge of the Company, any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. No Company Associate is entitled to engagement or continued employment or service for a definite term, or to the benefit of any Contract that imposes materially more onerous requirements on termination than those under applicable Legal Requirements. There is no material claim or material grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration, termination of employment or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(b) The Company has made available to Parent an accurate and complete list, by country and as of the date hereof, of each material Company Employee Plan and each Company Employee Agreement. The Company does not intend, and has not committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).

(c) The Company has Made Available to Parent accurate and complete copies of: (i) all material documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto; (ii) all material written Contracts relating to each Company Employee Plan, if any; and (iii) all material correspondence since January 1, 2006 to or from any Governmental Body relating to any Company Employee Plan, if any.

(d) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms, with customary practices and with all applicable Legal Requirements. The Company does not have an early retirement program or other employee headcount scheme intended to be eligible for tax benefits under the Corporate Tax Act of Korea, and no Company Employee Plan is intended to be tax qualified under applicable Legal Requirements outside of the Republic of Korea. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Acceptance Time in accordance with its terms, without liability to Parent, Acquisition Sub or the Company (other than any liability for ordinary administration expenses). There are no audits, inquiries or claims pending or, to the Knowledge of the Company, threatened by, or to be brought to or filed with, as applicable, any Governmental Body with respect to any Company Employee Plan or any Legal Requirement relating to employment, industrial relations, labor unions, severance benefits (including payment and interim settlement thereof and provisioning thereof), social insurance programs, equal employment, employment of veterans and the handicapped and prohibition of discrimination. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan and any Legal Requirement.

(e) No Company Employee Plan is a funded plan within the meaning of such term under the laws of the United States. The liability of each insurer for any Company Employee Plan funded through insurance (if any), or the book reserve established for any Company Employee Plan (if any), together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Employee Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Company Employee Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than any such benefit obligations. There are no liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with US GAAP.

(f) The Company does not maintain, sponsor or contribute to any Company Employee Plan that is an employee welfare benefit plan and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(g) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement or other Company Contract that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(h) The Company: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. The Company is not: (A) liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, industrial accident compensation insurance, National Medical Insurance Plan, National Pension Plan or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) To the Knowledge of the Company, no director or officer of the Company has engaged in any activity in such person’s capacity as a director or officer of the Company that has resulted in or would reasonably be expected to result in a breach of the terms, conditions or provisions of any Contract relating to noncompetition, non-solicitation, non-interference with business relationships or the confidentiality or use of confidential or proprietary information by which any such director or officer was or is bound.

2.15 Insurance. Each material insurance policy and self-insurance program or arrangement relating to the business, assets or operations of the Company is in full force and effect and all premiums payable under each such insurance policy have been timely paid. Since January 1, 2006, the Company has not received any written notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy; or (d) default with respect to any provision of any material insurance policy. There is no pending claim involving an amount in excess of KRW 100,000,000 in any individual case or KRW 500,000,000 in the aggregate, in each case under or based upon any insurance policy of the Company, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies. With respect to each claim or Legal Proceeding that has been asserted or filed against the Company on or prior to the date of this Agreement, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company of its intent to do so on or prior to the date of this Agreement.

2.16 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, during the period commencing on January 1, 2007 through the date of this Agreement, no event has occurred and no circumstance has existed that would be required to be reported by the Company pursuant to Item 7.B of Form 20-F if a Form 20-F were to be filed as of the date of this Agreement.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule: (i) there is no pending material Legal Proceeding; and (ii) to the Knowledge of the Company: (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding (other than, in the case of this clause “(B),” complaints made in the ordinary course of business that in the aggregate are not material), in the case of clauses “(i)” and “(ii)” of this sentence: (1) that involves: (x) the Company; (y) any securities of the Company; or (z) any alleged action or omission on the part of any director, officer or employee of the Company in his or her capacity as such; or (2) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Share Allocation or any of the other Contemplated Transactions (the Legal Proceedings identified in Part 2.17(a) of the Company Disclosure Schedule being referred to as the “Specified Proceedings”).

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no director, officer or other employee of the Company is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.18 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The Special Committee (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Contemplated Transactions, including the Offer and the Share Allocation, are in the best interests of the Company and its shareholders; and (b) recommended that the Company Board (i) approve this Agreement and the Contemplated Transactions, including the Offer and the Share Allocation, in accordance with the applicable Legal Requirements; (ii) direct that the Voting Proposals (other than the

Specified Voting Proposal) be submitted to the holders of Company Shares for their approval; and (iii) resolve to recommend that holders of Company Securities accept the Offer, tender their Company Securities pursuant to the Offer and vote in favor of the Voting Proposals. Except as set forth in Part 2.18 of the Company Disclosure Schedule, the Company Board (at a meeting duly called and held) has unanimously: (A) determined that this Agreement and the Contemplated Transactions, including the Offer and the Share Allocation, are in the best interests of the Company and its shareholders; (B) approved this Agreement and the Contemplated Transactions, including the Offer and the Share Allocation, in accordance with the applicable Legal Requirements; (C) directed that the Voting Proposals (other than the Specified Voting Proposal) be submitted to the holders of Company Shares for their approval; and (D) resolved to recommend that holders of Company Securities accept the Offer, tender their Company Securities pursuant to the Offer and vote in favor of the Voting Proposals. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19 Non-Contravention; Consents. Assuming compliance with (and receipt of all required approvals under) any antitrust law and the rules and regulations of The Nasdaq Stock Market, neither (1) the execution or delivery of this Agreement by the Company, nor (2) the consummation of the Offer, the Share Allocation or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Incorporation or other organizational documents of the Company; or (ii) any resolution adopted by the shareholders of the Company, the Company Board or any committee of the Company Board;

(b) contravene, conflict with or result in a violation of any Legal Requirement as such Legal Requirement currently exists, or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is currently held by the Company, based on the current form of such Governmental Authorization;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract that constitutes a Significant Contract; (ii) accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract that constitutes a Significant Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of the Company to any Person;

except, in the case of clauses “(a)” through “(f)” of this sentence, as would not and would not reasonably be expected to be material to the Company. Except as required under Korean foreign-investment and foreign-exchange regulations, the Company was not, is not and will not be, required to make any material filing with or give any material notice to, or to obtain any material Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Offer, the Share Allocation or any of the other Contemplated Transactions.

2.20 Required Shareholder Approval. The affirmative vote of the holders of a majority of the Company Shares present at the Company Shareholders Meeting, which holders also hold at least one quarter (1/4) of the total issued and outstanding Company Shares on the record date for the Company Shareholders Meeting, is the only vote of the holders of any class or series of capital stock of the Company that is necessary under applicable Legal Requirements and the Company’s Articles of Incorporation and other organizational documents to elect the Parent Designees as members of the Company Board. The affirmative vote of the holders of two thirds (2/3) of the Company Shares present at the Company Shareholders Meeting, which holders also hold at least one third (1/3) of the total issued and outstanding Company Shares on the record date for the Company Shareholders Meeting, is the only vote of the holders of any class or series of capital stock of the Company that is necessary under applicable Legal Requirements and the Company’s Articles of Incorporation and other organizational documents to approve the Voting Proposals other than the election of the Parent Designees to the Company Board.

2.21 Fairness Opinion. The Special Committee and the Company Board have received an opinion letter from Cowen and Company, LLC (“Cowen”), dated April 15, 2009 in Korea, setting forth its opinions that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion letter: (a) the Offer Price was fair, from a financial point of view, to the holders of Company Securities other than those parties to the Agreements to Tender who are not employees of the Company (as to the fairness of the Offer Price to such parties, Cowen expressed no opinion); and (b) the aggregate price to be paid by Acquisition Sub to the Company for the New Shares in the Share Allocation, together with the aggregate price to be paid by the Company to Acquisition Sub for the shares of Ian to be purchased pursuant to the Ian Share Purchase Agreement, was fair, from a financial point of view, to the Company.

2.22 Financial Advisor. Except for Cowen, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Share Allocation or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Cowen.

2.23 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO will, at the time the Schedule TO is filed with the SEC or at the time it is mailed to holders of Company Securities, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time the Schedule

14D-9 is filed with the SEC or at the time it is mailed to the holders of Company Securities, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Securities or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Proxy Statement will comply as to form in all material respects with applicable Legal Requirements. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or information made or incorporated by reference in the Schedule 14D-9 or the Proxy Statement by or about Parent or Acquisition Sub supplied by Parent for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

3.1 Due Organization; Etc.. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a company duly incorporated and validly existing under the laws of the United Kingdom. Parent owns, directly or indirectly, of record and beneficially all outstanding shares of Acquisition Sub.

3.2 Authority; Noncontravention. Each of Parent and Acquisition Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. Except: (a) as may be required by the Korean Fair Trade Commission (the “KFTC”); and (b) as would not have a material adverse effect on Acquisition Sub’s ability to purchase and pay for the Company Securities validly tendered pursuant to the Offer, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent or Acquisition Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Offer, the Share Allocation or the other Contemplated Transactions.

3.5 Financing. As of the date of this Agreement, Parent or Acquisition Sub has, and immediately prior to the Acceptance Time, Parent or Acquisition Sub will have, sufficient cash, cash equivalents, short term investments, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid for the New Shares in the Share Allocation and the Company Securities in the Offer.

3.6 Investment Representations. Parent and Acquisition Sub understand that the New Shares have not been registered under the Securities Act. Parent and Acquisition Sub also understand that the New Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties contained in this Section 3.6. Acquisition Sub is acquiring the New Shares for its own account for investment only, and not with a view towards their distribution. Each of Parent and Acquisition Sub represent that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the Share Allocation. Further, neither Parent nor Acquisition Sub is aware of any publication of any advertisement in connection with the Share Allocation.

3.7 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC or at the time it is mailed to the holders of Company Securities, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Securities or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Schedule TO will, at the time the Schedule TO is filed with the SEC or mailed to the holders of Company Securities, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule TO will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Acquisition Sub with respect to statements or information made or incorporated by reference in the Schedule TO by or about the Company supplied by the Company for inclusion or incorporation by reference in the Schedule TO.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Acceptance Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Company shall, and the Company shall, at reasonable times and upon reasonable notice, cause the Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access, during normal business hours, to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Parent may reasonably request (in each case subject to such non-disclosure as may be necessary to avoid waiver of legal privileges, violation of applicable Legal Requirements or breach of any non-disclosure or confidentiality agreement) and subject to the Current Confidentiality Agreement. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (i) any balance sheets, statements of operations and statements of cash flows prepared by the Company, including for the Company Board; (ii) any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company in connection with the Offer, the Share Allocation or any of the other Contemplated Transactions; (iii) any material notice, report or other document received by the Company from any Governmental Body; and (iv) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, the Company relating to any pending or threatened Legal Proceeding involving or affecting the Company, including the Specified Proceedings. Subject to applicable Legal Requirements, during the Pre-Closing Period, Parent shall promptly provide the Company with a copy of any material notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Acquisition Sub in connection with the Offer, the Share Allocation or any of the other Contemplated Transactions.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall conduct its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company and with all Governmental Bodies; (iii) the Company shall promptly notify Parent of: (A) any claim asserted by any Governmental Body; (B) any claim asserted in writing by any Person other than a Governmental Body; (C) any Legal Proceeding commenced; or (D) any Legal Proceeding, to the Knowledge of the Company, threatened, in the case of clauses “(A)” through “(D)” against, relating to, involving or otherwise affecting the Company that relates to any of the Contemplated Transactions; and (iv) the Company shall: (A) to the extent practicable, provide Parent with reasonable advance notice of each material meeting, hearing, conference, filing or discussion to which it is a party or is otherwise involved relating to any of the Specified Proceedings; (B) consult with Parent prior to making any material decision relating to any of the Specified Proceedings; and (C) promptly notify Parent of any material development relating to any of the Specified Proceedings.

(b) Except as otherwise set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any shares of capital stock or other security; (B) any option, call, warrant or right to acquire any shares of capital stock or other security; or (C) any instrument convertible into or exchangeable for any shares of capital stock or other security (except that the Company may issue Company Shares upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any agreement evidencing any outstanding stock option, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its Articles of Incorporation or the other organizational documents of the Company, except as provided for in the Voting Proposals;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Company may make any capital expenditure that does not exceed KRW 500,000,000 individually and, when added to all other capital expenditures made on behalf of the Company following the date of this Agreement, does not exceed KRW 2,000,000,000 in the aggregate), other than capital expenditures that are to be made pursuant to the Significant Contracts identified in Part 2.9 of the Company Disclosure Schedule;

(vii) except in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract that constitutes a Significant Contract; or (B) amend in any material respect or terminate, or waive any material right or remedy under, any Company Contract that constitutes a Significant Contract, except as provided in Section 5.7(b);

(viii) lend money to any Person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business and consistent with past practices), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(ix) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable law; (C) may make customary bonus payments and profit sharing payments in the ordinary course of business and consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; and (D) enter into Company Employee Agreements in connection with the hiring of employees below the level of Director);

(x) promote any employee to the level of Director or above or change any employee’s title to Director or above, except in order to fill a position vacated after the date of this Agreement; or hire any employee at the level of Director or above or with an annual base salary in excess of KRW 100,000,000;

(xi) other than as required by any applicable Legal Requirements and US GAAP, change any of its methods of accounting or accounting practices in any respect;

(xii) make any material Tax election;

(xiii) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices or against Parent or Acquisition Sub in connection with the Contemplated Transactions;

(xiv) settle any Legal Proceeding (including the Specified Proceedings) or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of the Company or involves only the payment of monies by the Company of not more than KRW 350,000,000 in the aggregate for all such settlements; or

(xv) agree or commit to take any of the actions described in clauses “(i)” through “(xiv)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or that occurs, arises or exists after the date of this Agreement and that would, individually or in the aggregate, cause the conditions set forth in clause “(a)” or clause “(b)” of Annex I not to be satisfied; (ii) any breach of any covenant or obligation of the Company that would cause the condition set forth in clause “(c)” of Annex I not to be satisfied; and (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened in writing, commenced or asserted in writing against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) Subject to Section 4.3(b), during the Pre-Closing Period, the Company shall not, the Company shall ensure that its directors, officers, financial advisors, legal advisors and other professional advisors (“Specified Representatives”) do not, and the Company shall use best efforts to cause its other Representatives not to, in each case directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to indicate to such Person that the Company is subject to the restrictions set forth in this Section 4.3); (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), if: (x) prior to the Acceptance Time, the Company receives an unsolicited, bona fide, written Acquisition Proposal from a third party that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer, and that is not withdrawn; and (y) neither the Company nor any Specified Representative of the Company has breached any of the provisions set forth in Section 4.3(a), then the Company may then take the following actions (but only if and to the extent that the Company Board concludes in good faith, following the receipt of advice of its outside legal counsel and its financial advisor, that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable Legal Requirements):

(i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that: (A) at least two business days prior to furnishing any such nonpublic information to such third party, the Company gives Parent written notice that it is furnishing such nonpublic information to such third party; (B) prior to furnishing any such nonpublic information to such third party, the Company receives from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions) at least as favorable to the Company as the provisions of the Current Confidentiality Agreement; and (C) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) engage in discussions and negotiations with such third party with respect to such Acquisition Proposal, provided that at least two business days prior to engaging in discussions or negotiations with such third party, the Company gives Parent written notice of its intention to engage in discussions or negotiations with such Person.

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Specified Representative, whether or not such Specified Representative is purporting to act on behalf of any of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company and by such Specified Representative.

(c) If any Acquisition Proposal or Acquisition Inquiry is made or submitted by any Person during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof), and shall provide Parent with a copy of all written communications, documents or materials received from the Person making such Acquisition Proposal or Acquisition Inquiry promptly after receipt thereof. The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and material terms of any modification or proposed modification thereto.

(d) Except as expressly permitted by this Section 4.3(d), neither the Company Board nor the Special Committee shall: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation or the Special Committee Recommendation; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (any action described in clause “(i)” or “(ii)” of this sentence being referred to as a “Company Adverse Recommendation Change”); or (iii) enter into a binding, written, definitive acquisition agreement providing for the consummation of an Acquisition Transaction that constitutes a Superior Offer (a “Specified Definitive Acquisition Agreement”). Notwithstanding the foregoing, if at any time prior to the Acceptance Time: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written Acquisition Proposal was not obtained or made as a result of a breach of Section 4.3(a); (C) prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Acquisition Proposal is a Superior Offer, the Company provides Parent with a written notice specifying the date and time of such meeting, and confirming that one purpose of the meeting is to consider and determine whether such Acquisition Proposal is a Superior Offer; (D) each of the Special Committee and the Company Board determines in good faith, after obtaining the advice of its financial advisor, that such Acquisition Proposal constitutes a Superior Offer; (E) each of the Special Committee and the Company Board determines in good faith, after obtaining the advice of its outside legal counsel, that, in light of such Superior Offer, their failure to withdraw or modify the Company Board Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Legal Requirements; (F) neither the Special Committee Recommendation nor the Company Board Recommendation is withdrawn or modified in a manner adverse to Parent or Acquisition Sub at any time within the period of five business days after Parent receives a written notice from the Company (a “Superior Offer Notice”): (1) confirming that each of the Special Committee and the Company Board has determined that such Acquisition Proposal is a Superior Offer, and (2) including a copy of a Specified Definitive Acquisition Agreement, if any, setting forth the terms of such Superior Offer that the Company intends to execute and deliver following the termination of this Agreement pursuant to Section 6.1(j); (G) the Company shall have promptly advised Parent of any modification proposed to be made to the Acquisition Proposal or to the Specified Definitive Acquisition Agreement (it being understood that any change to the financial terms or any other material term or condition of such Acquisition Proposal or Specified Definitive Acquisition Agreement shall require a new Superior Offer Notice, an additional 48 hour negotiation period (which shall be additive to any remaining time under the original five business day period) and compliance with this Section 4.3(d) with respect to such Superior Offer Notice); (H) during such five business day period (and any additional 48 hour period(s)), if requested by Parent, the Company, the Special Committee and their respective legal and financial advisors engage in good faith negotiations with Parent and its legal and financial advisors to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Offer no longer constitutes a Superior Offer; and (I) at the end of such five business day period (and any additional 48 hour period(s)), such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(H)” or otherwise), then the Company Board may: (1) make a Company Adverse Recommendation Change in response to such Superior Offer; (2) recommend such Superior Offer to the Company’s shareholders; or (3) to the extent permitted pursuant to and in compliance with Section 6.1(j), terminate this Agreement and enter into a Specified Definitive Acquisition Agreement setting forth the terms of such Superior Offer.

(e) Nothing in this Section 4.3 shall prohibit the Company Board from taking and disclosing to the holders of Company Securities a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any disclosure made pursuant to this Section 4.3(e) (other than a “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act ) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub unless in making such disclosure the Company Board expressly reaffirms the Company Board Recommendation.

(f) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which the Company is a party or under which the Company has any rights, and will cause each such agreement to be enforced to the extent requested by Parent; provided however, that the Company may release or permit the release of any Person from, or waive or permit the waiver of any provision of, such Contract to the extent necessary to permit such Person to make an unsolicited, bona fide, written Acquisition Proposal to the Company. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 18 months in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in the Company to return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Regulatory Approvals. Each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Share Allocation and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing: (a) Parent shall, within five business days after the date of this Agreement, prepare and file any notifications required under the Korean Monopoly Regulation and Fair Trade Act; and (b) the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file any notifications required under any other Legal Requirement, which notifications constitute Required Approvals in connection with the Offer, the Share Allocation and the other Contemplated Transactions and thereafter make any other required submissions under any Legal Requirement, which submissions constitute Required Approvals. The Company and Parent shall use commercially reasonable efforts to: (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the KFTC for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-Korean antitrust or competition authority or other Governmental Body in connection with antitrust or competition related matters; and (b) obtain any necessary approvals, and obtain the termination of any waiting periods, under any Legal Requirement that applies to the Offer, the Share Allocation and the other Contemplated Transactions, which approvals or terminations constitute Required Approvals.

5.2 Stock Options.

(a) Within 30 days after the Acceptance Time (or, if there is a subsequent offering period with respect to the Offer, within 30 days after the expiration date of the subsequent offering period, as it may be extended), Parent shall make an offer to each holder of then outstanding Company Options that were granted prior to January 1, 2009, whether or not vested, to grant to such holder, in exchange for such holder’s agreement in writing to the cancellation of such holder’s Company Option, a newly-issued option (a “Pre-2009 Replacement Option”) to purchase shares of common stock, par value $0.001, of Parent (“Parent Common Stock”) having the terms set forth in this Section 5.2. With respect to each Pre-2009 Replacement Option granted by Parent to a holder of a Company Option pursuant to such offer: (i) the number of shares of Parent Common Stock subject to such Pre-2009 Replacement Option shall be determined by multiplying the number of Company Shares that were subject to such holder’s Company Option immediately prior to the cancellation thereof by the Pre-2009 Option Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Pre-2009 Replacement Option shall be determined by multiplying (A) the quotient of the per share exercise price in Korean Won of Company Shares subject to such Company Option, as in effect immediately prior to the cancellation thereof, divided by the Pre-2009 Option Conversion Ratio; by (B) the average of the US Dollar/Korean Won exchange rate quoted in the Western Edition of the Wall Street Journal for each of the 20 consecutive business days immediately preceding the date of this Agreement, and rounding the resulting exercise price up to the nearest whole cent; (iii) the vesting schedule of such Pre-2009 Replacement Option shall be as set forth on Schedule 5.2 and (iv) such Pre-2009 Replacement Option shall have the same term and exercisability as such Company Option.

The “Pre-2009 Option Conversion Ratio” shall be equal to the fraction: (1) having a numerator equal to the Offer Price, subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction involving the Company Shares between (or having a record date between) the Acceptance Time and the date of grant of the Pre-2009 Replacement Options; and (2) having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of grant of the Pre-2009 Replacement Options, subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction involving shares of Parent Common Stock between (or having a record date between) the date of this Agreement and the date of grant of the Pre-2009 Replacement Options.

(b) Within 30 days after the Acceptance Time (or, if there is a subsequent offering period with respect to the Offer, within 30 days after the expiration date of the subsequent offering period, as it may be extended), Parent shall make an offer to each holder of then outstanding Company Options that were granted on or after January 1, 2009, whether or not vested, to grant to such holder, in exchange for such holder’s agreement in writing to the cancellation of such holder’s Company Option, a newly-issued option (a “2009 Replacement Option”) to purchase shares of Parent Common Stock having the terms set forth in this Section 5.2. With respect to each 2009 Replacement Option granted by Parent to a holder of a Company Option pursuant to such offer: (i) the number of shares of Parent Common Stock subject to such 2009 Replacement Option shall be determined by multiplying the number of Company Shares that were subject to such holder’s Company Option immediately prior to the cancellation thereof by the 2009 Option Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such 2009 Replacement Option shall be the closing price of Parent Common Stock on the date of grant of such 2009 Replacement Option; (iii) the vesting schedule of such 2009 Replacement Option shall be as set forth on Schedule 5.2; and (iv) such 2009 Replacement Option shall have the same term and exercisability as such Company Option. The “2009 Option Conversion Ratio” shall be equal to the fraction: (A) having a numerator equal to the average of the closing sale prices of a Company ADS as reported on the NASDAQ Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of this Agreement, subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction involving the Company Shares between (or having a record date between) the date of this Agreement and the date of grant of the 2009 Replacement Options; and (B) having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of this Agreement, subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction involving the shares of Parent Common Stock between (or having a record date between) the date of this Agreement and the date of grant of the 2009 Replacement Options.

5.3 Indemnification of Officers and Directors.

(a) Parent shall ensure that all rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Acceptance Time as provided in the Articles of Incorporation of the

Company or in any indemnification agreements between the Company and said Indemnified Persons (in each case, as in effect as of the date of this Agreement), shall survive the consummation of the Contemplated Transactions and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with applicable Legal Requirements) for a period of six years from the Acceptance Time (or, if later, the time at which Parent’s designees become directors of the Company in accordance with Korean law). Parent shall cause the Company to honor and perform the Company’s indemnification obligations under the Articles of Incorporation of the Company and in any indemnification agreements between the Company and the Indemnified Persons, in each case: (i) as in effect as of the date of this Agreement; and (ii) in the forms disclosed by the Company to Parent prior to the date of this Agreement.

(b) From the Acceptance Time until the sixth anniversary thereof, Parent shall cause the Company to maintain in effect, for the benefit of those Indemnified Persons who are currently insured under the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) with respect to their acts and omissions as directors and officers of the Company occurring prior to the Acceptance Time, the Existing D&O Policy, to the extent that directors’ and officers’ liability insurance coverage is commercially available on commercially reasonable terms; provided, however, that: (i) the Company may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Company shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of the amount set forth on Schedule 5.3(b) (such amount being referred to herein as the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Company shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The provisions of this Section 5.3(b) shall be deemed to have been satisfied if “tail” policies have been or are obtained that provide such directors and officers with coverage comparable to the coverage provided by the Existing D&O Policy for an aggregate period of six years following the Acceptance Time (and the Company may, if it obtains the prior written consent of Parent, obtain such a “tail” policy prior to the Acceptance Time, provided that the cost thereof shall not exceed the Maximum Premium).

(c) The obligations under this Section 5.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 5.3), and in the event that Parent or Acquisition Sub consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 5.3.

5.4 Additional Agreements.

(a) Subject to Section 5.4(b), and without limiting the provisions of Section 5.1, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Share Allocation and make effective the other Contemplated Transactions. Subject to Section 5.4(b), Parent shall use its best efforts to obtain the Required Approval under the Korean Monopoly Regulation and Fair Trade Act as promptly as practicable after the date of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.4(b), each party to this Agreement: (i) shall cause to be made all filings and cause to be given all notices in each case that constitute Required Approvals in connection with the Offer, the Share

Allocation and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent that constitutes a Required Approval in connection with the Offer, the Share Allocation or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Share Allocation or any of the other Contemplated Transactions. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in Section 5.1, Section 5.4 or elsewhere in this Agreement, except for agreeing to the limitations set forth on Schedule I to Annex I, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to: (i) dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of any assets; (ii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iii) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; (iv) take or commit to take any other action that limits Parent’s freedom of action with respect to, or its ability to retain, its Subsidiaries or the Company or any material portions thereof or any of the businesses, product lines, properties or assets of its Subsidiaries or the Company; or (v) commence any Legal Proceeding against any Entity in order to facilitate the consummation of the Offer, the Share Allocation and the other Contemplated Transactions.

5.5 Disclosure. During the Pre-Closing Period, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before the Company or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Offer, the Share Allocation or any of the other Contemplated Transactions; provided, however, that: (a) the Company shall not, and the Company shall ensure that those Company Associates with authority with respect to matters relating to employee compensation, remuneration or benefits do not, communicate with any Company Associate regarding post-Closing compensation, remuneration or benefits without the prior written approval of Parent; and (b) either Parent or the Company shall be entitled, without consulting with the other, to issue any press release or make any public statements to the extent that: (i) the press release or such statements are consistent with other public statements made by Parent or the Company with the consent of the other; and (ii) such press release or public statements are required by applicable Legal Requirements and there is no reasonable possibility of such consultation prior to the issuance or making thereof.

5.6 Company Shareholder Meeting; Board of Directors.

(a) The Company shall take all actions necessary under its Articles of Incorporation, applicable Legal Requirements and the Deposit Agreement to set a record date for, and to call, give notice of and hold, an extraordinary general meeting of the shareholders of the Company (the “Company Shareholders Meeting”) as promptly as practicable following the date hereof (and in any event prior to the Acceptance Date) for the purpose of considering and voting on the proposals set forth on Schedule 5.6 (the “Voting Proposals”). The Company shall take all reasonable actions to solicit from its shareholders proxies in favor of the Voting Proposals and from the holders of the Company ADSs instructions to the Depositary to vote in favor of the Voting Proposals.

(b) The Company shall take all other actions reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company and the holders of the Company ADSs required by the KCC or rules of The Nasdaq Stock Market to obtain the requisite shareholder approval for the Voting Proposals. The Company shall ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Legal Requirements.

(c) The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the date of the Company Shareholders Meeting the written and notarized resignations of all of the persons serving as members of the Company Board, with such resignations: (i) to be in a form reasonably satisfactory to Parent; and (ii) to become effective as of the Acceptance Time.

(d) As promptly as practicable after the date of this Agreement, the Company shall request the Depositary in writing to distribute to holders of the Company ADSs the documents specified in Section 4.10 of the Deposit Agreement with respect to the Company Shareholders Meeting and shall prepare a notice of shareholders meeting, agenda and proxy statement (collectively, the “Proxy Statement”) to be sent to the holders of Company Securities in connection with the Company Shareholders Meeting. The Company shall: (i) cause the Proxy Statement to comply in all material respects with the applicable requirements of the KCC and with all other applicable Legal Requirements; (ii) cause the Proxy Statement to include the Special Committee Recommendation, the Company Board Recommendation and all other information related to the Contemplated Transactions reasonably requested by Parent; (iii) notify Parent promptly of, and respond promptly to, any comments received from any Governmental Body with respect to the Proxy Statement; and (iv) cause the Proxy Statement to be sent to the holders of Company Securities as promptly as practicable following the date of this Agreement. The Company shall give Parent a reasonable opportunity to comment on (and shall make all reasonable changes suggested by Parent to) the Proxy Statement and any correspondence with any Governmental Body prior to delivery to the holders of Company Securities or such Governmental Body, as applicable, and shall not so deliver the Proxy Statement or any such correspondence without the prior written consent of Parent, which consent shall not to be unreasonably withheld. The Company shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent, Acquisition Sub and the Company shall promptly furnish all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.6(c).

5.7 Delisting of Company ADSs. The Company acknowledges and agrees that prior to the Acceptance Time, Parent may negotiate an agreement with Citibank, N.A. on terms that are reasonably acceptable to Parent, providing for the termination, effective immediately after the Acceptance Time, of the Deposit Agreement.

SECTION 6. TERMINATION

6.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company at any time after the End Date and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if: (i) the failure of the Acceptance Time to occur on or prior to the End Date is attributable to the failure of an Offer Condition to be satisfied; and (ii) the failure of such Offer Condition to be satisfied is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Time;

(c) by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired in accordance with the terms of this Agreement without Acquisition Sub having accepted Company Securities for payment pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if: (i) the failure of Acquisition Sub to accept Company Securities for payment pursuant to the Offer is attributable primarily to the failure of an Offer Condition to be satisfied; and (ii) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Time;

(d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other final and nonappealable action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting: (A) the acquisition or acceptance for payment of, or payment for, Company Securities pursuant to the Offer; (B) the Share Allocation; or (C) any other Contemplated Transaction; or (ii) making the acquisition of or payment for Company Securities pursuant to the Offer, or the consummation of the Share Allocation or the other Contemplated Transactions, illegal;

(e) by Parent if the Ian Share Purchase Agreement shall have been terminated;

(f) by Parent if: (i) the Company Shareholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to elect the Parent Designees to the Company Board; and (ii) the Parent Designees shall not have been elected as members of the Company Board at the Company Shareholders Meeting (and shall not have been approved at any adjournment or postponement thereof);

(g) by Parent if (i) the Special Committee shall have failed to make, or shall have withdrawn or modified in a manner adverse to Parent or Acquisition Sub, the Special Committee Recommendation; (ii) the Company Board shall have failed to make the Company Board Recommendation, or shall have made a Company Adverse Recommendation Change; (iii) the Company shall have failed to include the Special Committee Recommendation and the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement or shall have amended the Schedule 14D-9 or the Proxy Statement to exclude the Special Committee Recommendation or the Company Board Recommendation; (iv) the Company or any of the Specified Representatives shall have breached in any material respect any of the provisions set forth in Section 4.3; (v) an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and, promptly (and in any event within 5 days) following a request made by Parent, the Company shall not have made a public announcement: (A) unconditionally reaffirming the Special Committee Recommendation and the Company Board Recommendation; and (B) either unconditionally rejecting or recommending that the holders of Company Securities reject such Acquisition Proposal, as applicable; or (vi) any shareholder of the Company who has executed and delivered an Agreement to Tender shall have breached in any material respect Section 3, Section 4, Section 5 or Section 9 of such Agreement to Tender;

(h) by Parent at any time prior to the Acceptance Time if: (i) any of the representations and warranties of the Company contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause “(a)” or clause “(b)” of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date; (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Annex I would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company within 30 days after the date that Parent gives the Company notice of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(i) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations and warranties shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and the inaccuracies in such representations and warranties, taken together, have a material adverse effect on Acquisition Sub’s ability to purchase and pay for the Company Securities validly tendered pursuant to the Offer or to consummate the Share Allocation; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached and such breaches, taken together, have a material adverse effect on Acquisition Sub’s ability to purchase and pay for the Company Securities validly tendered pursuant to the Offer; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent within 30 days after the date that the Company gives Parent notice of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(j) by the Company, at any time prior to the Acceptance Time, in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement setting forth the terms of such Superior Offer, if: (i) the Company shall have complied with the provisions of Section 4.3(d); (ii) each of the Special Committee and the Company Board shall have authorized the Company to enter into such Specified Definitive Acquisition Agreement; (iii) the Company shall have delivered to Parent a copy of such Specified Definitive Acquisition Agreement at least five business days prior to the date of termination of this Agreement pursuant to this Section 6.1(j); (iv) the Company prior to, or substantially contemporaneously with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 6.3(b); and (v) the Company and the other party thereto enter into such Specified Definitive Acquisition Agreement as promptly as practicable following (but in any event on the same day as) such termination.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 6.2, 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; (b) subject to Section 7.4, the Confidentiality Agreements shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; (c) the termination of this Agreement shall not relieve any party from any liability for any intentional or willful breach of any covenant or obligation or for any material breach of any representation or warranty contained in this Agreement occurring prior to such termination (including, in the case of a claim by the Company, claims for damages based on the consideration that would have otherwise been payable to the shareholders of the Company); and (d) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any Company Securities accepted for payment pursuant to the Offer prior to such termination.

6.3 Expenses; Termination Fees.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not Acquisition Sub accepts any Company Securities pursuant to the Offer.

(b) If this Agreement is terminated by Parent pursuant to Section 6.1(g) (other than pursuant to clause “(vi)” of Section 6.1(g)) or by the Company pursuant to Section 6.1(j), the Company shall pay to Parent a nonrefundable fee in the amount of $44,700,000 in cash within two business days following the date of such termination.

(c) Unless a payment by the Company to Parent is required under Section 6.3(b), if: (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(c) or by Parent pursuant to Section 6.1(f); (ii) at or prior to the time of such termination an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made; and (iii) on or prior to the first anniversary of such termination, either a Specified Acquisition Transaction (as defined below) is consummated or a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then the Company shall pay to Parent a nonrefundable fee in the amount of $44,700,000 in cash on or prior to the date of consummation of such Specified Acquisition Transaction. For purposes of this Agreement, the term “Specified Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction,” except that, solely for purposes of the definition of Specified Acquisition Transaction, all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Amendment. This Agreement may be amended with the approval of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.2 Extension; Waiver.

(a) Subject to Section 7.2(b), at any time prior to the Acceptance Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

7.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the other agreements and exhibits referred to herein and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Prior Confidentiality Agreements and Sections 1 through 8, 10 through 13, 15 and 16 of the Current Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that Sections 9 and 14 of the Current Confidentiality Agreement are being superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the actions of the Company Board, corporate conduct relating to the Company Board Meeting or the Company Shareholders Meeting and the exercise of shareholder rights in accordance with this Agreement, as well as any other matter which, under the internal affairs doctrine of the law of the State of Delaware, is governed by the laws of the Republic of Korea by reason of the Company being incorporated under the laws of the Republic of Korea, shall be governed exclusively by the laws of the Republic of Korea. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts of the State of Delaware; (b) agrees that the state and federal courts of the State of Delaware, shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in the state and federal courts of the State of Delaware, any claim that the Company is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) irrevocably waives the right to trial by jury.

7.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.7 Assignability; No Third Party Rights . This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns (except as expressly provided in Section 5.3); provided, however, that: (a) the rights and obligations of Acquisition Sub under this Agreement may be assigned or delegated by Acquisition Sub to any affiliate of Acquisition Sub that is a direct or indirect wholly-owned Subsidiary of Parent without the consent of the Company or of any other Person, provided that such assignment shall not adversely affect the rights and interests of the holders of Company Securities, and in the event of any such assignment and/or delegation, all references in this Agreement to Acquisition Sub shall be deemed to instead refer to such affiliate; and (b) except as set forth in clause “(a),” neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in a particular part or subpart of the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be incorporated into and become part of the representation and warranty contained in the corresponding Section or subsection of Section 2 as if such statement or other item of information were set forth in such Section or subsection of Section 2. Any update of or modification to (or purported update of or modification to) the Company Disclosure Schedule shall not have any legal effect under this Agreement, shall be disregarded for all purposes, and shall have no effect whatsoever on the rights or remedies of Parent or Acquisition Sub under this Agreement.

7.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), three business days after delivery to such courier; (b) if sent by facsimile transmission, on the business day following transmission and confirmation of receipt; and (c) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Facsimile: (408) 376-7513

if to the Company:

Gmarket Inc.

9th Floor, LIG Tower

649-11 Yeoksam-Dong, Gangnam-Gu

Seoul 135-912, Korea

Attention: Mr. Young Bae Ku

Facsimile: 82-2-3016-5480

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

43rd Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Mark J. Lee, Esq.

Facsimile: +852-2218-9200

and to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105-2669

Attention: Richard V. Smith, Esq.

Facsimile: (415) 773-5759

and to:

Pillsbury Winthrop Shaw Pittman LLP

2300 North Street, NW

Washington, DC 20037-1122

Attention: Robert B. Robbins, Esq.

Facsimile: (202) 513-8050

7.10 Cooperation. The Company agrees to cooperate with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.12 Remedies. The rights and remedies of a party under this Agreement (including the rights and remedies set forth in Section 7.13) are not exclusive of or limited by any other rights or remedies which it may have, whether under this Agreement, at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by another party of any covenant or obligation of the other party contained in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.13, and such party irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.14 Specified Waiver. The Company shall not amend or terminate any provision of the Specified Waiver without the prior written consent of Parent.

7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Schedules” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits, Schedules or Annexes to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “KRW” in this Agreement shall mean South Korean Won. Except as otherwise specified in Section 1.2(d), all references to “business days” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in San Francisco, California, or Seoul, Korea, as the case may be, are authorized or obligated by law to close.

(g) Any dollar or percentage thresholds set forth in this Agreement shall not be used as a benchmark for determining what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) Unless otherwise specified in this Agreement, all references to specific times or dates in this Agreement shall mean such time or date in New York, New York, other than the date of this Agreement, which shall be the date in Seoul, Republic of Korea.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

EBAY INC.

By:	/s/ Lorrie M. Norrington
Name:	Lorrie M. Norrington
Title:	President, eBay Marketplaces

EBAY KTA (UK) LTD.

By:	/s/ Jay Clemens
Name:	Jay Clemens
Title:	Director

GMARKET INC.

By:	/s/ Young Bae Ku
Name:	Young Bae Ku
Title:	Representative Director and Chief Executive Officer

Share Allocation and Tender Offer Agreement

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to (and the obligation of Parent to cause Acquisition Sub to) accept for payment and pay for Company Securities validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement, Acquisition Sub shall not be required to (and Parent shall not be required to cause Acquisition Sub to) accept for payment or pay for, and may delay the acceptance for payment or the payment for, any tendered Company Securities, and may terminate the Offer on any scheduled expiration date (if then permitted by the Agreement) and not accept for payment any tendered Company Securities, if: (i) the Minimum Condition shall not be satisfied by 12:00 midnight, New York Time, on the scheduled expiration date of the Offer; or (ii) any of the following additional conditions shall not be satisfied:

(a) Accuracy of Certain Representations. Each of the representations and warranties of the Company set forth in Sections 2.1, 2.3, 2.18, 2.20 and 2.21 of the Agreement shall be accurate in all material respects as of the Acceptance Time as if made on and as of the Acceptance Time (except for any such representation or warranty made as of a specific date, which shall have been accurate in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded).

(b) Accuracy of Other Representations. Each of the representations and warranties of the Company contained in the Agreement, other than the representations and warranties referred to in clause “(a)” above, shall be accurate in all respects as of the Acceptance Time as if made on and as of the Acceptance Time (except for any such representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the condition set forth in this clause “(b)” shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively) constitute, or would reasonably be expected to have or result in, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded).

(c) Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed by the Company in all material respects.

(d) Korean Monopoly Regulation and Fair Trade Act. The business combination report required in connection with the Contemplated Transactions under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the KFTC or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the KFTC, in each case without the imposition of any term, limitation, condition or restriction that Parent determines in good faith to have a materially detrimental impact on the benefits expected to be derived from any of the Contemplated Transactions (it being understood that neither: (i) the conditions or other items included in Schedule I to this Annex I; nor (ii) any requirement imposed by the KFTC that Parent or Acquisition Sub submit to the KFTC, following the Acceptance Time (whether within a specified period from the Acceptance Time or not), a plan to implement the conditions set forth in clauses “(A)” through “(D)” of Section 1 of Schedule I to this Annex I, which requirement does not by its terms prohibit, or require a material delay in, the consummation of the Contemplated Transactions, shall be deemed to have such a materially detrimental impact).

(e) Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(g)” of this Annex I have been duly satisfied.

(f) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Company Securities pursuant to the Offer or preventing the consummation of the Share Allocation or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer, the Share Allocation or any of the other Contemplated Transactions that makes the acquisition of or payment for Company Securities pursuant to the Offer or the consummation of the Share Allocation or the other Contemplated Transactions, illegal.

(g) No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding to which any Governmental Body is or is overtly threatening to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for Company Securities pursuant to the Offer or the consummation of the Share Allocation or any of the other Contemplated Transactions; (ii) relating to the Offer, the Share Allocation or any of the other Contemplated Transactions and seeking to obtain from Parent, any of its Subsidiaries or the Company any damages or other relief that would reasonably be expected to be material to Parent or the Company; (iii) seeking to prohibit or limit in any material respect the ability of Parent, Acquisition Sub or any of their affiliates to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any Company Securities held by Acquisition Sub after the Acceptance Time; (iv) that would reasonably be expected to materially and adversely affect the right of Parent, any affiliate of Parent or the Company to own the assets or operate the business of the Company; (v) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any Company Securities or any material assets as a result of the Offer, the Share Allocation or any of the other Contemplated Transactions; or (vi) seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or liability on Parent or the Company or any of the directors, officers or other employees of Parent arising from the Offer, the Share Allocation or any of the other Contemplated Transactions.

(h) Board of Directors. (A) Parent shall have received written and notarized resignations (in a form reasonably satisfactory to Parent) executed by each of the individuals serving as a member of the Company Board immediately prior to the Acceptance Time, pursuant to which such individuals resign as members of the Company Board, effective as of the Acceptance Time; and (B) the Parent Designees shall have been elected to the Company Board, effective as of the Acceptance Time.

(i) Specified Voting Proposal. Subject to Section 4.3(d): (A) the Special Committee shall have recommended that the Company Board direct that the Specified Voting Proposal be submitted to the holders of Company Shares for their approval; and (B) the Company Board shall have directed that the Specified Voting Proposal be submitted to the holders of Company Shares for their approval, the case of clauses “(A)” and “(B)”, prior to the date of the Company Shareholders Meeting.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub.

SCHEDULE I TO ANNEX I

CONDITIONS TO KFTC APPROVAL

1.	Parent and Ian shall observe the following for a period of three years after the receipt of the corrective order from the KFTC (the “KFTC Order”).

A.	Parent and Ian shall not raise the rates of transaction fees which are imposed on the vendors operating in the Internet open markets operated by Parent and Ian and/or their Korean affiliates (the “Vendors”) beyond those applied as of the date of the preliminary filing with the KFTC made by Parent on May 24, 2008 (the “Request”);

B.	Parent and Ian shall not raise any and all fixed price (auctioned price advertisements excluded) registration fees, service fees or any similar or equivalent service fees beyond those applied as of the date of the Request to the Vendors in excess of the increase rate of consumer price (which should be calculated based on the consumer price index as of May 2008);

C.	Parent and Ian shall establish and implement measures such as gateways for listing, which should be applied to small- and medium-sized vendors only, in the Internet open markets operated by Parent and Ian and/or their affiliates; and

D.	Parent and Ian shall establish and implement specific measures to prevent behaviors violating the Monopoly Regulation and Fair Trade Law against the Vendors, which shall be publicly notified to the vendors.

2.	Deletion of the provision set forth in Section 1(c) of the Key Shareholder Agreement dated as of the date of the Agreement among Interpark Corporation, Parent and Ian.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptance Date. “Acceptance Date” shall mean the first date on which Acquisition Sub accepts any Company Securities for payment pursuant to the Offer.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(j) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

(k) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company; or

(l) any liquidation or dissolution of the Company.

Agreement. “Agreement” shall mean the Share Allocation and Tender Offer Agreement to which this Exhibit A is attached, as it may be amended from time to time.

Company ADSs. “Company ADSs” shall mean the American Depositary Shares of the Company, each representing one Company Share.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant, dispatched workers (as such term is defined in the Korean Dispatched Workers Protection Act) or director, of or to the Company.

Company Board. “Company Board” shall mean the board of directors of the Company.

Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company Board as contemplated by Section 2.18 of the Agreement.

Company Certifications. “Company Certifications” shall mean the certifications and statements relating to the Company SEC Documents required by: (1) Rule 13a-14 or 15d-14 under the Exchange Act; or (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any Company IP or any other asset of the Company is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Company and any Company Associate.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded: (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any Company Associate; or (b) with respect to which the Company has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Services and all Intellectual Property Rights in or to Company Service Software; and (b) all other Intellectual Property Rights and Intellectual Property that are material to the business of the Company as currently conducted with respect to which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, is materially adverse to or has a material adverse effect on: (a) the business, capitalization, assets, liabilities, financial condition or results of operations of the Company; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects since the date of the Agreement resulting from conditions generally affecting the industries in which the Company participates, to the extent that such conditions do not have a disproportionate impact on the Company; (ii) Effects since the date of the Agreement resulting from conditions generally affecting the Korean or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates; (iii) any adverse impact on the Company’s employees, advertisers or customers to the extent directly attributable to the announcement or pendency of the Offer; (iv) any shareholder litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (v) Effects resulting from any change in Legal Requirements or US GAAP since the date of the Agreement, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates; (vi) Effects resulting from the failure by the Company after the date of the Agreement to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself; or (vii) Effects resulting from any change in the Company’s stock price or trading volume, in and of itself; (b) the ability of the Company to consummate the Share Allocation or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) the ability of Parent or Acquisition Sub: (i) to acquire or pay for Company Securities pursuant to the Offer; or (ii) to consummate the Share Allocation or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement, any Effect underlying, causing or contributing to: (A) any litigation of the type referred to in clause “(iv)” of the proviso to clause “(a)” of the preceding sentence, or (B) any failure or change of the type referred to in clause “(vi)” or clause “(vii)” of the proviso to clause “(a)” of the preceding sentence, in each case may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect.

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company (whether granted by the Company, assumed by the Company or otherwise).

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any Company website; (b) the collection, storage, disclosure, and transfer of any Personal Data; and (c) any employee information.

Company SEC Documents. “Company SEC Documents” shall mean all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed or furnished by the Company with or to, and all Company Certifications filed or furnished by the Company with or to, the SEC, including all amendments thereto.

Company Securities. “Company Securities” shall mean the Company Shares and the Company ADSs.

Company Service. “Company Service” shall mean any service, product, search engine or platform or other functionality (whether or not patentable): (a) developed, marketed, provided, offered, licensed, sold, distributed, made or made available by or on behalf of the Company; or (b) currently under development or planned for development by or for the Company (whether or not in collaboration with another Person). However, “Company Service” shall not include goods and services sold and offered for sale by the Company’s customers through the Company Service.

Company Service Software. “Company Service Software” shall mean any software (regardless of whether such software is owned by the Company or licensed to the Company by a third party) contained, included in, provided, offered, distributed with, or material to the operation of any Company Service. However, “Company Service Software” shall not include software sold and offered for sale by the Company’s customers through the Company Service.

Company Shares. “Company Shares” shall mean the common shares, par value KRW 100 per share, of the Company.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to the Company or otherwise used by the Company, including the Company Service Software.

Confidentiality Agreements. “Confidentiality Agreements” shall mean the Current Confidentiality Agreement and the Prior Confidentiality Agreements.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Offer, the Share Allocation, the transactions contemplated by the Voting Proposals and the other transactions contemplated by the Agreement, the Agreements to Tender and the Ian Share Purchase Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Current Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated January 17, 2009, among the Company, Parent, Interpark Corporation and Ki-Hyung Lee.

Deposit Agreement. “Deposit Agreement” shall mean that certain Deposit Agreement by and among the Company, the Depositary and the holders and beneficial owners of American Depositary Shares issued thereunder, dated as of July 5, 2006, as amended.

Depositary. “Depositary” shall mean Citibank, N.A., as depositary under the Deposit Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, license, adverse claim, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” shall mean the earlier of: (a) 120 days after the date of the Agreement; or (b) 25 days after the receipt by Parent of a valid written notice from Interpark Corporation of Interpark Corporation’s termination of its Agreement to Tender pursuant to Section 1.1(c) of such Agreement to Tender.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) domestic, state, local or municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including The Nasdaq Global Select Market and FINRA-Financial Industry Regulatory Authority).

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, platforms, processes, products, proprietary information, protocols, schematics, services, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to any particular matter, the actual knowledge of the executive officers and directors of the Company identified on Schedule I to this Exhibit A regarding such matter after having investigated such matter with the employee or employees of the Company having the title of group leader or higher who would reasonably be expected to have knowledge of such matter.

KCC. “KCC” shall mean the Korean Commercial Code.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any domestic or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Made Available. Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “made available” to Parent shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by the Company; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form; or (c) made available at least 24 hours prior to the date of the Agreement for review by Parent or Parent’s Representatives in the electronic data room established by the Company in connection with the Contemplated Transactions.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Designees. “Parent Designees” shall mean the individuals identified by Parent prior to the date of the Company Shareholders Meeting as its designees for election to the Company Board.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean, to the extent applicable, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information or customer or account number, or any other piece of information that allows the identification of a natural person, or any information associated with any of the foregoing.

Prior Confidentiality Agreements. “Prior Confidentiality Agreements” shall mean that certain Mutual Nondisclosure Agreement dated January 24, 2006 between Parent and the Company, that certain Mutual Nondisclosure Agreement dated December 13, 2006 between Parent and Interpark Corporation.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Approval. “Required Approval” shall mean any Consent or filing: (a) identified in Part 2.19 of the Company Disclosure Schedule (unless clearly identified therein as not being a Required Approval); (b) required in connection with any of the Contemplated Transactions under the Korean Monopoly Regulation and Fair Trade Act; (c) required pursuant to the terms of any Significant Contact entered into during the Pre-Closing Period; and (d) that is otherwise material to the Company or to the consummation of any of the Contemplated Transactions in accordance with the terms and subject to the conditions of the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholders Agreement. “Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of June 12, 2006, among A. Bohl Praktijk B.V., Yahoo! Inc., Yahoo! Korea Corporation, Interpark Corporation and the Company.

Special Committee. “Special Committee” shall mean the special committee of independent directors of the Company established in connection with the Contemplated Transactions.

Special Committee Recommendation. “Special Committee Recommendation” shall mean the unanimous recommendation of the Special Committee as contemplated by Section 2.18 of the Agreement.

Specified Voting Proposal. “Specified Voting Proposal” shall mean the Voting Proposal identified in item 7 on Schedule 5.6 to the Agreement.

Specified Waiver. “Specified Waiver” shall mean that certain Waiver executed by the Company and Interpark Corporation in connection with the Offer with respect to Sections 2.1 and 5.1 of the Shareholders’ Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer.” “Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (except that references to 20% in the definition of Acquisition Proposal shall be replaced by 50% for purposes of this definition) by a third party, that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement; (b) is not subject to a financing contingency; (c) would reasonably be expected to be completed on the terms proposed; and (d) is on terms and conditions that the Company Board determines, in its reasonable, good faith judgment, after obtaining and taking into account the advice of its independent financial advisor and its outside legal counsel, to be more favorable from a financial point of view to the holders of Company Securities than the Offer (including the terms of any proposal by Parent to modify the terms of the Contemplated Transactions).

Tax. “Tax” shall mean any domestic or foreign tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, alternative minimum tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty, interest or inflation linkage), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to any Taxes.

US GAAP. “US GAAP” shall mean generally accepted accounting principles in the United States.

SCHEDULE I TO EXHIBIT A

PERSONS WHOSE KNOWLEDGE IS IMPUTED TO THE COMPANY

Y.B. Ku

D.J. Lee

SCHEDULE 1.2(b)

Ki-Hyung Lee

Interpark Corporation

SCHEDULE 1.3(b)

ADDITIONAL BOARD DETERMINATIONS

The determination that, in accordance with subparagraph (6) of Paragraph (2) of Article 9 and subparagraph (7) of Paragraph (2) of Article 9 of the Articles of Incorporation of the Company, the Company Board approved the issuance of new shares to Acquisition Sub on the terms and conditions summarized in the resolutions of the Company Board.

SCHEDULE 5.2

VESTING SCHEDULE

With respect to any Pre-2009 Replacement Option or 2009 Replacement Option that is granted in exchange for the cancellation of a Company Option, the vesting schedule shall be:

•

 1/4 of the number of shares of Parent Common Stock subject to such Pre-2009 Replacement Option or 2009 Replacement Option shall vest on the first anniversary of the date of grant of such Company Option; and

•

 1/48 of the number of shares of Parent Common Stock subject to such Pre-2009 Replacement Option or 2009 Replacement Option shall vest on a monthly basis commencing one month after the first anniversary of the date of grant of such Company Option.

SCHEDULE 5.3(b)

MAXIMUM PREMIUM

$1,250,000

SCHEDULE 5.6

VOTING PROPOSALS

1. Elect the Parent Designees to the Company Board, with such election to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

2. Amend the Articles of Incorporation of the Company to eliminate all provisions relating to Outside Directors (as defined in the Articles of Incorporation), with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

3. Amend the Articles of Incorporation of the Company to decrease the maximum number of members of the Company Board from nine to six, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

4. Amend the Articles of Incorporation of the Company to change the name of the Company to a name that does not include the word “Interpark”.

5. Amend the Articles of Incorporation of the Company to eliminate the audit committee and replace it with a statutory auditor, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

6. Appoint a statutory auditor to be designated by Parent, with such appointment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

7. Amend the Articles of Incorporation of the Company to provide that the Company shall have up to two Representative Directors, each authorized to represent and act on behalf of the Company, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.